CUSIP No. 22658D100

EXHIBIT A

TRANSACTIONS EFFECTED SINCE THE FILING OF AMENDMENT NO. 29 TO THE SCHEDULE 13D

The Reporting Persons sold an aggregate of 1,000,000 shares of Common Stock in a block trade at a price per share of $6.97.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
11/21/2023	Sale	964,814	$6.97

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
11/21/2023	Sale	35,186	$6.97

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